Exhibit 10.10.2

THIRD AMENDMENT TO OFFICE LEASE

This Third Amendment to Office Lease (“Amendment”) is made effective as of January 31, 2018, by and between RALEIGH RC GREEN, LLC, a Delaware limited liability company (“Landlord”) and G1 THERAPEUTICS, INC., a Delaware corporation (“Tenant”) with reference to the following facts and circumstances.

A.	Landlord is the owner of that certain building located at 4501 Research Commons, 79 TW Alexander Drive, Research Triangle, NC 27709 (the “Building”).

B.	Highwoods Realty Limited Partnership, predecessor in interest to Landlord, and Tenant entered into that certain Office Lease dated January 10, 2014, as amended by that certain First Amendment to Office Lease dated January 27, 2016 (the “First Amendment”) and by that certain Second Amendment to Office Lease dated March 27, 2017 (the “Second Amendment”), (collectively, the “Lease”) for certain premises containing approximately 14,103 rentable square feet (the “Existing Premises”) located in the Building.

C.	Landlord and Tenant desire to amend the Lease upon terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing facts and circumstances, the mutual covenants and promises contained herein and after good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties, the parties do hereby agree to the following:

1.    Definitions. Each capitalized term used in this Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

2.    Premises.

(a)    Effective as of the date of the full execution of this Amendment and continuing during the construction of the 250 Tenant Improvements until the date which is three (3) business days following the Suite 250 Expansion Date (the “Temporary Space Term”), Tenant shall have the right to occupy temporary space consisting of 1,598 rentable square feet in the Building currently known as Suite 190, as shown on Exhibit A, attached hereto (for the purposes of this paragraph 2(a) the “Temporary Space”). Tenant acknowledges that for the purposes of this paragraph 2(a) Tenant accepts the Temporary Space in its current as-is condition, without any obligation on the part of Landlord to prepare the Temporary Space for Tenant’s temporary occupancy. During the Temporary Space Term, the Temporary Space shall be subject to all the terms and conditions as would apply if the Temporary Space were included in the Premises demised by the Lease, except that Tenant shall not be required to pay Base Rent or Additional Rent with respect to the Temporary Space.

(b)    Effective as of the date of Substantial Completion of the 250 Tenant Improvements, in accordance with and as such term is defined in the Work Letter attached hereto as Exhibit B, in the Suite 250 only (the “Suite 250 Expansion Date”), the Premises shall be further expanded to include an additional 4,797 rentable square feet in the Building known as Suite 250, as shown on Exhibit C, attached hereto, (the “Suite 250 Expansion Premises”) for a total of 18,900 rentable square feet. Subject to Tenant Delay (as such term is defined in the Work Letter attached hereto as Exhibit B) and delays caused by events of force majeure, the Landlord shall use commercially reasonable efforts to substantially complete the Tenant Improvements in the Suite 250 Expansion Premises no later than the date which is one hundred thirty five (135) days following the date of full execution of this Amendment (the “250 Target Completion Date”). If the Suite 250 Expansion Date has not occurred on or before on or before the date which is one hundred ninety-five (195) days following the date of full execution of this Amendment (the “250 Outside Date”) and such delay was not caused by a Tenant Delay or an event of force majeure, the Tenant shall, as its sole and exclusive remedy, receive one (1) day of abated Base Rent for the Suite 250 Expansion Premises only for each day between the 250 Outside Date and the Suite 250 Expansion Date. Within three (3) business days following substantial completion of the 250 Tenant Improvements, Tenant will surrender the Temporary Space to Landlord so that Landlord can perform the 190 Tenant Improvements (hereinafter defined). From and after the Suite 250 Expansion Date, the term Premises shall include the Suite 250 Expansion Premises unless the context requires otherwise.

(c)    Effective as of the date of Substantial Completion of the 190 Tenant Improvements, in accordance with and as such term is defined in the Work Letter attached hereto as Exhibit B, in the Suite 190 Premises only (the “Suite 190 Expansion Date”), the Premises shall be further expanded to include an additional 1,598 rentable square feet in the Building known as Suite 190, as shown on Exhibit A, attached hereto, (the “Suite 190 Expansion Premises”) for a total of 20,498 rentable square feet. Subject to Tenant Delay (as such term is defined in the Work Letter attached hereto as Exhibit B) and delays caused by events of force majeure, the Landlord shall use commercially reasonable efforts to substantially complete the Tenant Improvements in the Suite 190 Expansion Premises no later than the date which is one hundred thirty five (135) days following the expiration of the Temporary Space Term (the “190 Target Completion Date”). If the Suite 190 Expansion Date has not occurred on or before on or before the date which is one hundred ninety-five (195) days following the expiration of the Temporary Space Term (the “190 Outside Date”) and such delay was not caused by a Tenant Delay or an event of force majeure, the Tenant shall, as its sole and exclusive remedy, receive one (1) day of abated Base Rent for the Suite 190 Expansion Premises only for each day between the 190 Outside Date and the Suite 190 Expansion Date. From and after the Suite 190 Expansion Date, the term Premises shall include the Suite 190 Expansion Premises and the Suite 250 Expansion Premises unless the context requires otherwise.

3.    Term. The term of the Lease for the Suite 190 Expansion Premises and Suite 250 Expansion Premises shall be coterminous with the Term for the Existing Premises, ending on December 31, 2022. The renewal option set forth in Section 8 of the First Amendment shall remain in full force and effect.

4.    Base Rent. Base Rent for the Premises shall be as follows:

(a)    Effective as of the Suite 250 Expansion Date, Base Rent for the Suite 250 Expansion Premises only, shall be payable as follows:

Months	Monthly Installment	Annual
Suite 250 Expansion Date-July 31, 2018	$8,234.85	$98,818.20*
August 1, 2018 – July 31, 2019	$8,481.90	$101,782.75
August 1, 2019 – July 31, 2020	$8,736.35	$104,836.23
August 1, 2020 – July 31, 2021	$8,998.44	$107,981.32
August 1, 2021 – July 31, 2022	$9,268.40	$111,220.75
August 1, 2022 – December 31, 2022	$9,546.45	$114,557.38*

*Annualized.

(b)    Effective as of the Suite 190 Expansion Date, Base Rent for the Suite 190 Expansion Premises only, shall be payable as follows:

Months	Monthly Installment	Annual
Suite 190 Expansion Date-July 31, 2018	$2,743.23	$32,918.80*
August 1, 2018 – July 31, 2019	$2,825.53	$33,906.36
August 1, 2019 – July 31, 2020	$2,910.30	$34,923.55
August 1, 2020 – July 31, 2021	$2,997.61	$35,971.26
August 1, 2021 – July 31, 2022	$3,087.53	$37,050.40
August 1, 2022 – December 31, 2022	$3,180.16	$38,161.91*

*Annualized.

Nothing contained in this Section 4 shall alter Tenant’s obligation to pay Base Rent for the Existing Premises in accordance with the terms of the Lease.

5.    Tenant’s Proportionate Share.

(a)    Effective as of the Suite 250 Expansion Date, the term “Tenant’s Proportionate Share” as defined in Section 5 of the Addendum Number Two of the Lease, as amended, shall be 32.04% as to the Building.

(b)    Effective as of the Suite 190 Expansion Date, the term “Tenant’s Proportionate Share” as defined in Section 5 of the Addendum Number Two of the Lease, as amended, shall be 34.74% as to the Building.

6.    Base Year for Operating Expenses. Effective as of the Suite 250 Expansion Date and only as it relates to the period from and after such date, the term “Base Year” as defined in Section 6 of the Addendum Number Two, as amended, as it applies to the Premises (including Existing Premises, and the applicable Expansion Premises) shall be the calendar year 2018.

7.    Base Year for Taxes. Effective as of the Suite 250 Expansion Date and only as it relates to the period from and after such date, the term “Base Year” as defined in Section 7 of the Addendum Number Two, as amended, as it applies to the Premises (including Existing Premises, and the applicable Expansion Premises) shall be the real property tax year 2018.

8.    Parking.

(a)    Effective as of the Suite 250 Expansion Date, Tenant shall be entitled to sixty-two (62) parking spaces at the Building on a non-exclusive, unreserved basis in common with other tenants of the Building. The parking provided for in this Section 8(a) is Tenant’s total parking allocation at the Building and is not in addition to any other parking allocated to Tenant under the Lease, such other parking being of no further force and effect.

(b)    Effective as of the Suite 190 Expansion Date, Tenant shall be entitled to eighty-one (81) total parking spaces at the Building on a non-exclusive, unreserved basis in common with other tenants of the Building. The parking provided for in this Section 8(b) is Tenant’s total parking allocation at the Building and is not in addition to any other parking allocated to Tenant under the Lease or under this Amendment, such other parking being of no further force and effect.

9.    Right to Relocate. Effective as of the date of the full execution of this Amendment, the relocation rights set forth in Section 26 of the Lease shall be deleted and of no further force and effect.

10.    Right of First Refusal. Effective as of the date of the full execution of this Amendment, the rights granted Tenant under Section 9 of the First Amendment shall be null and void and of no further force and effect. Notwithstanding the above, the aforementioned section’s deletion of Section 30(b) of the Lease shall remain in force as an effective deletion of such Section 30(b) of the Lease.

11.    Right of First Offer. Provided that at the time of exercise Tenant is not then in default beyond any applicable notice and cure periods, Tenant shall have a one time right of first offer with respect to any space in the Building on the first, second or third floors that may become available (the “ROFO Space”), provided at least three (3) years remain under the Extended Term.

Landlord shall notify Tenant in writing (“Landlord’s ROFO Notice”) no later than fifteen (15) days after the ROFO Space becomes legally available to lease, or at Landlord’s option, such earlier time as Landlord shall be in a position to project when the ROFO Space will be legally available to lease, advising Tenant of such projected date. Tenant shall then have fifteen (15) days in which to notify Landlord in writing exercising Tenant’s right to lease the ROFO Space on the terms described herein. If Tenant exercises the right to lease the ROFO Space, Landlord and Tenant shall thereafter negotiate in good faith for a period of thirty (30) days a lease amendment adding the ROFO Space to the Premises under the Lease in accordance with the terms and conditions set forth in this Section 11. The right to lease the ROFO Space shall, at Landlord’s election, be null and void if a default is then occurring beyond any applicable notice and cure period at the date Landlord would otherwise notify Tenant of the availability of the ROFO Space or at any time thereafter and prior to commencement of the lease for the ROFO Space.

If Tenant exercises this right of first offer, the ROFO Space shall be added to the Premises on the terms contained in the Lease, except that (a) the Base Rent for the ROFO Space shall be the Fair Market Rent for such space; and (b) the parties shall negotiate (i) any tenant improvements or improvement allowance for the ROFO Space as an element of the determination of the Fair Market Rent for the ROFO Space; and (ii) a work letter addressing the procedure for preparation and approval of the plans for any tenant improvements in the ROFO Space, as well as the construction thereof. “Fair Market Rent” shall be determined in accordance with the same procedure detailed in Section 8 of the First Amendment.

If the parties are unable to agree upon the Market Rent and other terms by the end of the thirty (30) day negotiation period described above, then the disagreement shall be promptly submitted to arbitration in the same manner as provided in Section 8 of the First Amendment.

When the parties agree on a Market Rate (or when the Market Rate is determined pursuant to arbitration as set forth in the preceding paragraph, as applicable) then such agreements shall be placed in writing as an amendment to this Lease and shall be signed by the parties hereto not later than the date which is the earlier of (i) ninety (90) days following Tenant’s exercise of this right of first offer and (ii) ten (10) days prior to the effective date of any expansion of the Premises and shall thereupon become a part of this Lease. Notwithstanding the foregoing, a failure or refusal of Tenant to timely execute such amendment shall not serve to relieve Tenant from its obligations under this Section 11 and Tenant’s exercise of its rights under this Section 11 are and shall be deemed binding on Tenant at the time of such exercise.

The foregoing right shall apply only with respect to the entire ROFO Space described in Landlord’s ROFO Notice and may not be exercised with respect to only a portion thereof, unless only a portion thereof shall first become available (in which case, the foregoing expansion right shall apply to such portions of the ROFO Space, as the same become legally available to lease). If Tenant shall fail to exercise such expansion right, after notice by Landlord of the availability of the ROFO Space described in the applicable Landlord’s ROFO Notice, as provided herein, such right shall be deemed to have lapsed and expired and shall be of no further force or effect with respect to such portion of the ROFO Space. Landlord may thereafter freely lease all or a portion of the ROFO Space described in the applicable Landlord’s ROFO Notice to any other party, at any time, on any terms, in Landlord’s sole discretion. The foregoing expansion right shall be subject to the existing tenants’ or occupants’ of the ROFO Space renewing their existing leases, whether pursuant to an option to extend previously granted or otherwise, and in all events is subject and subordinate to any existing rights of any other parties to lease the ROFO Space, if such existing rights have already been granted prior to the date of this Amendment.

If Tenant shall exercise the expansion right granted herein, Landlord does not guarantee that the ROFO Space will be available on the commencement date for the lease thereof, and Landlord shall not be in default of its obligations hereunder, if the then-existing occupants of the ROFO Space shall hold over, or if the ROFO Space is not available for any other reason beyond Landlord’s reasonable control. In such event, rent with respect to the ROFO Space shall be abated until Landlord legally delivers the same to Tenant, as Tenant’s sole recourse. Tenant’s exercise of such expansion right shall not operate to cure any default, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default.

If the Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the right herein provided, or if Tenant shall have subleased or assigned all or any portion of the Premises (other than a Permitted Transfer), then immediately upon such termination, sublease, or assignment, the expansion right herein granted shall simultaneously terminate and become null and void. Such right is personal to Tenant and non-transferable (other than in connection with a Permitted Transfer). UNDER NO CIRCUMSTANCES WHATSOEVER SHALL THE ASSIGNEE UNDER A COMPLETE OR PARTIAL ASSIGNMENT OF THE LEASE, OR A SUBTENANT UNDER A SUBLEASE OF THE PREMISES, HAVE ANY RIGHT TO EXERCISE THE EXPANSION RIGHT GRANTED HEREIN.

12.    Signage. For each applicable Expansion Premises, Landlord will furnish building standard identification signage on the interior Building directory, if applicable, and on or beside the main entrance door to such Expansion Premises. Additionally, Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense, to install one (1) tenant identification sign on the exterior façade of the Building in a size, location and design reasonably acceptable to Landlord and Tenant (the “Exterior Façade Signage Rights”).

Such Exterior Façade Signage Rights shall be subject to all applicable local building codes and receipt of required permits from any applicable governmental authorities, at Tenant’s sole cost and expense.

13.    No Defenses. Tenant affirms that, as of the date of execution of this Amendment: (a) no default or breach by Landlord exists under the Lease; (b) all tenant improvements to be constructed by Landlord prior to the date of this Amendment, if any, are complete and Tenant has accepted the Premises in “as is, where is” condition as of the date of this Amendment; (c) Landlord has fully funded or Tenant has waived any unfunded tenant improvement allowances payable under the Lease; and (d) Tenant has no current defenses, offsets or counterclaims that could be asserted in an action by Landlord to enforce Landlord’s remedies under the Lease.

14.    Landlord Representations and Warranties. The Landlord representation and warranties set forth in Section 31 of the Lease are incorporated herein by reference and hereby fully restated herein for the purpose of confirming all of such representations and warranties with respect to the Premises are also applicable and effective with respect to the Suite 190 Expansion Premises and the Suite 250 Expansion Premises as of the date of this Amendment, except the representation made in Section 31(iii), which is not restated and Landlord shall not be deemed to have made any representation with regard to the matters addressed in such Section 31(iii). In addition, Landlord represents and warrants that as of the date of this Amendment the entire interior of the Building and any existing or future exterior common areas that are within twenty five (25) feet of the Building have been designated as non-smoking and that Landlord has informed all other tenants and occupants of the Building of this designation (provided such designation does not apply to the exterior areas that are more than twenty five (25) feet from the Building). Landlord represents and warrants that Landlord will make commercially reasonably efforts to complete certain renovations and repairs to the lobby and common corridor areas of the Building in accordance with Building standards on or before June 30, 2018.

15.    Broker. Each party represents to the other that except for CBRE, Inc., representing Landlord, and Cushman & Wakefield, representing Tenant, (collectively, the “Brokers”), neither party has dealt with any real estate broker, salesperson or finder in connection with this Amendment, and no other such person initiated or participated in the negotiation of this Amendment or is entitled to any commission in connection herewith. Each party hereby agrees to indemnify, defend and hold the other, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys fees) arising from either (a) a claim for a fee or commission made by any broker, other than the Brokers, claiming to have acted by or on behalf of the indemnifying party in connection with this Amendment, or (b) a claim of, or right to lien under the statutes of the state in which the Premises are located relating to real estate broker liens with respect to any such broker retained by the indemnifying party.

16.    Submission. Submission of this Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord or Tenant and no obligations of Landlord or Tenant shall arise under this Amendment unless and until this Amendment is fully signed and delivered by Landlord and Tenant.

17.    Miscellaneous.

a.	Time of Essence. Time is of the essence of this Amendment and each and every term and provision hereof.

b.	Modification. A modification of any provision herein contained, or any other amendment to this Amendment, shall be effective only if the modification or amendment is in writing and signed by both Landlord and Tenant.

c.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

d.	Number and Gender. As used in this Amendment, the neuter includes masculine and feminine, and the singular includes the plural.

e.	Construction. Headings at the beginning of each Section and subsection are solely for the convenience of the parties and are not a part of this Amendment. Except as otherwise provided in this Amendment, all exhibits referred to herein are attached hereto and are incorporated herein by this reference. Unless otherwise indicated, all references herein to Articles, Section, subsections, paragraphs, subparagraphs or provisions are to those in this Amendment. Any reference to a paragraph or Section herein includes all subparagraphs or subsections thereof. This Amendment shall not be construed as if it had been prepared by only Landlord or Tenant, but rather as if both Landlord and Tenant had prepared the same. In the event any portion of this Amendment shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Amendment, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Amendment.

f.	Integration of Other Agreements. This Amendment, the Lease and prior amendments set forth the entire agreement and understanding of the parties with respect to the matters set forth herein and supersedes all previous written or oral understandings, agreements, contracts, correspondence and documentation with respect thereto. Any oral representation or modifications concerning this Amendment shall be of no force or effect.

g.	Duplicate Originals; Counterparts. This Amendment may be executed in any number of duplicate originals, all of which shall be of equal legal force and effect. Additionally, this Amendment may be executed in counterparts, but shall become effective only after a counterpart hereof has been executed by each party; all said counterparts shall, when taken together, constitute the entire single agreement between parties.

h.	No Waiver. No failure or delay of either party in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. No waiver by any party hereto of any breach or default shall be considered to be a waiver of any other breach or default. The waiver of any condition shall not constitute a waiver of any breach or default with respect to any covenant, representation or warranty.

i.	Further Assurances. Landlord and Tenant each agree to execute any and all other documents and to take any further actions reasonably necessary to consummate the transactions contemplated hereby.

j.	No Third Party Beneficiaries. Except as otherwise provided herein, no person or entity shall be deemed to be a third party beneficiary hereof, and nothing in this Amendment, (either expressed or implied) is intended to confer upon any person or entity, other than Landlord and/or Tenant (and their respective nominees, successors and assigns), any rights, remedies, obligations or liabilities under or by reason of this Amendment.

k.	Full Force and Effect. The Lease, as amended hereby, shall continue in full force and effect, subject to the terms and provisions thereof and hereof. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

IN WITNESS WHEREOF, this Amendment is executed as of the day and year aforesaid.

LANDLORD: RALEIGH RC GREEN, LLC

By:	/s/ Barry P. Marcus
Barry P. Marcus, Senior Vice President

Date:	February 5, 2018

TENANT: G1 THERAPEUTICS, INC.

By:	/s/ Mark A. Velleca
Printed Name: Mark A. Velleca
Title:	Chief Executive Officer

Date:	January 31, 2018

EXHIBIT A

SUITE 190 EXPANSION PREMISES

EXHIBIT B

WORK LETTER

This Work Letter (this “Work Letter”) is attached to and made a part of that certain Third Amendment to Office Lease (the “Amendment”), between RALEIGH RC GREEN, LLC, a Delaware limited liability company (“Landlord”) and G1 THERAPEUTICS, INC. (“Tenant”). The terms used in this Work Letter that are defined in the Amendment shall have the same meanings as provided in the Amendment.

1.	Definitions.

(a)    “Approved Working Drawings” shall have the meaning set forth in Section 5(c) below.

(b)    “Excess Costs” shall mean Total Construction Costs in excess of the Allowance.

(c)    “Initial Allowance” shall mean a one-time tenant improvement allowance in an amount not to exceed $159,875.00. In the event the Total Construction Costs exceed the Initial Allowance, Landlord shall make an additional allowance available to Tenant of up to $95,925.00 (the “Additional Allowance”); provided that any portion of the Additional Allowance that is used shall increase the Base Rent based on an amortization over the period commencing on the Suite 250 Expansion Date and ending on December 31, 2022 on a straight-line basis, together with interest thereon at eight percent (8%) per annum. The Test-Fit Allowance shall mean a one-time tenant improvement allowance in the amount of $767.40 to be applied toward the costs of one test-fit for the Tenant Improvements. The “Allowance” shall mean the Initial Allowance, the Additional Allowance and the Test Fit Allowance.

(d)    “Substantial Completion” of the Suite 190 Expansion Premises and Suite 250 Expansion Premises shall occur upon the completion of construction of the Tenant Improvements in either the Suite 190 Expansion Premises or the Suite 250 Expansion Premises, as the case may be, pursuant to the Approved Working Drawings, with the exception of any punchlist items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant. Substantial Completion shall have occurred even though (a) minor details of construction, decoration, landscaping or mechanical adjustments remain to be completed and/or b) there is a delay in the Substantial Completion of the Suite 190 Expansion Premises and/or Suite 250 Expansion Premises due to a “Tenant Delay” as defined below. It is hereby acknowledge that the Tenant Improvements will be performed in a staggered manner and Substantial Completion of the Suite 250 Expansion Premises and Suite 190 Expansion Premises shall occur at different times.

(e)    “Tenant Delay” shall mean each day of delay in the performance of the work that occurs because of (i) Tenant’s failure to timely deliver or approve any required documentation; (ii) any change by Tenant to the Approved Working Drawings; (iii) any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish-out materials or Tenant’s requirement for materials, components, finishes or improvements that are not available in a commercially reasonable time; (iv) postponement of any work at the request of Tenant; (v) the failure by Tenant’s architect, space planner or other agent or contractor, to timely prepare plans, pull permits, provide approvals or perform any other act required hereunder; (vi) the failure of Tenant to pay, when due, any amounts required to be paid by Tenant; (vii) Tenant’s failure to attend any meeting with Landlord, any architect, design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, such as the Approved Working Drawings, or in connection with the performance of any work; (viii) a breach by Tenant of this Exhibit or the Amendment; (ix) changes in any of the Approved Working Drawings because the same do not comply with Laws (if the same were prepared by Tenant); and (x) any other acts or omissions of Tenant. Notwithstanding anything contained in this Amendment of the Lease to the contrary, in the event of a Tenant Delay, the then applicable Expansion Date and the payment of Base Rent for the then applicable Expansion Premises shall be accelerated by the number of days of such delay.

(f)    “Tenant Improvements” shall mean the improvements to the Suite 190 Expansion Premises and Suite 250 Expansion Premises set forth in this Exhibit B, sometimes referred to in this Amendment as the “190 Tenant Improvements” or the “250 Tenant Improvements” respectively.

(g)    “Tenant’s Representative” shall mean Jen Moses, who Tenant has appointed as its representative with full power and authority to bind Tenant for all actions taken with regard to the Tenant Improvements. Tenant hereby ratifies all actions and decisions with regard to the Tenant Improvements that the Tenant’s Representative may have taken or made prior to the execution of this Work Letter. Landlord shall not be obligated to respond to or act upon any plan, drawing, change order or approval or other matter relating to the Tenant Improvements until it has been executed by Tenant’s Representative or a senior officer of Tenant. Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s general contractor with respect to the Tenant Improvements, unless otherwise agreed to in writing by Landlord. In the event that Landlord’s general contractor performs any such work under the direction of Tenant or Tenant’s Representative, then Landlord shall have no liability for the cost of such work, the cost of corrective work required as a result of such work, any delay that may result from such work, or any other problem in connection with such work.

(h)    “Total Construction Costs” shall mean the entire cost of constructing the Tenant Improvements, including space planning and preparation of the Approved Working Drawings, labor and materials, electrical and other utility usage during construction, additional janitorial services, trash removal, general tenant signage, related taxes and insurance costs, the fees of any construction managers and an administrative fee to Landlord in an amount not to exceed 5% of Total Construction Costs.

2.    Allowance and Excess Costs Deposit.

(a)    Provided no default has occurred, Landlord shall provide an amount up to the Allowance to be applied toward Total Construction Costs. The Allowance must be used within twelve (12) months following the date of full execution of this Amendment or shall be deemed forfeited with no further obligation by Landlord with respect thereto. All Tenant Improvements for which the Allowance has been made available shall be deemed Landlord’s property. Tenant shall not be entitled to use any portion of the Allowance for anything other than Tenant Improvements.

(b)    In no event shall Landlord be obligated to make disbursements with respect to the Tenant Improvements in an amount that exceeds the Allowance. The Allowance shall not be disbursed to Tenant, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Tenant Improvements is actually incurred.

(c)    Upon the later to occur of Tenant’s execution of this Amendment or the date the Excess Costs have been determined and approved, Tenant shall deliver to Landlord cash in the amount equal the Excess Costs (the “Excess Costs Deposit”). In the event that after such deposit by Tenant, any revisions, changes, or substitutions shall be made to the Approved Working Drawings or the Tenant Improvements, Tenant shall pay any additional costs that arise in connection with such revisions, changes or substitutions to Landlord immediately upon Landlord’s request as an addition to the Excess Costs Deposit.

(d)    Landlord shall disburse the Excess Costs Deposit prior to the disbursement of the Allowance.

3.    Punchlist. Landlord will notify Tenant when Landlord considers Substantial Completion of the applicable Expansion Premises to have occurred. Within five (5) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the applicable Expansion Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Tenant Improvements (the “Punchlist Items”). Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on Punchlist Items. Landlord shall use commercially reasonable efforts to complete all Punchlist Items within thirty (30) days after agreement thereon.

4.    Miscellaneous.

(a)    Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until Landlord approves the document.

(b)    Notwithstanding any provision to the contrary contained in this Amendment, if a default has occurred at any time prior to Substantial Completion, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause the contractor to cease the construction of the applicable Expansion Premises (in which case, Tenant shall be responsible for any delay in Substantial Completion caused by such work stoppage); and (ii) all other obligations of Landlord under the terms of this Exhibit shall be forgiven until such time, if any, as such default may be cured.

5.    Preparation of Working Drawings.

(a)    Landlord shall retain an architect/space planner (“Architect”) to prepare the construction drawings for the Tenant Improvements, along with an engineering consultant (“Engineer”) to prepare all plans and engineering working drawings related to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work for the Tenant Improvements.

(b)    Within a reasonable time following full execution of this Amendment, Landlord shall prepare a space plan for the Tenant Improvements (the “Space Plans”), and shall deliver the Space Plans to Tenant for Tenant’s approval (which approval shall not be unreasonably withheld, delayed or conditioned). Tenant shall notify Landlord whether it approves the Space Plans within five (5) business days after Landlord’s submission thereof. If Tenant disapproves of such Space Plans, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval. Landlord shall revise such Space Plans in accordance with Tenant’s reasonable objections and submit the revised Space Plans to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the revised Space Plans within five (5) business days after its receipt thereof. If Tenant fails to notify Landlord that it disapproves of the initial Space Plans within five (5) business days (or, in the case of revised Space Plans, within three (3) business days) after the submission thereof, then Tenant shall be deemed to have approved the Space Plans in question.

(c)    Landlord shall cause the Architect and Engineer to prepare final working drawings of the Tenant Improvements and deliver the same to Tenant for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned). Tenant shall notify Landlord whether it approves of the submitted working drawings within five (5) business days after Landlord’s submission thereof. If Tenant disapproves of such working drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval. Landlord shall revise such working drawings in accordance with Tenant’s objections and submit the revised working drawings to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the revised working drawings within five (5) business days after its receipt thereof. If Tenant fails to notify Landlord that it disapproves of the initial working drawings within five (5) business days (or, in the case of resubmitted working drawings, within three (3) business days) after the submission thereof, then Tenant shall be deemed to have approved the working drawings in question. The approved working drawings are hereinafter referred to as the “Approved Working Drawings.”

6.    Cost Proposal.    Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of the Total Construction Costs to be incurred in connection with the Tenant Improvements (“Cost Proposal”). Tenant shall notify Landlord whether it approves the Cost Proposal within five (5) business days after Landlord’s submission thereof. If Tenant disapproves of the Cost Proposal, then Tenant shall notify Landlord thereof specifying in reasonable detail the revisions to the Approved Working Drawings to achieve the necessary cost savings. If Tenant fails to notify Landlord that it disapproves of the Cost Proposal within five (5) business days after the submission thereof, then Tenant shall be deemed to have approved the Cost Proposal as submitted. Tenant’s approval of the Cost Proposal shall be deemed approval of the Excess Costs resulting therefrom.

7.    Construction.    Following approval of the Cost Proposal Landlord shall construct the Tenant Improvements in substantial accordance with the Approved Working Drawings.

EXHIBIT C

SUITE 250 EXPANSION PREMISES